UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.___)

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Tollgrade Communications, Inc.

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July 29, 2009
Dear Fellow Tollgrade Shareholder:
IMPORTANT NEWS!
ALL THREE LEADING PROXY ADVISORY FIRMS NOW
RECOMMEND AGAINST RAMIUS NOMINEE SCOTT CHANDLER
     As you decide to vote at the upcoming 2009 Annual Meeting of Shareholders of Tollgrade Communications, Inc. to be held on August 5, 2009, we want to share with you some recent news that you may want to consider in deciding how to cast your vote. As described in the press release printed inside, all three of the nation’s leading independent proxy voting advisory services, RiskMetrics Group., Inc., Glass Lewis & Co. and PROXY Governance, Inc., whose clients include institutional investors, mutual funds, pension funds and other fiduciaries, have reached the same conclusion: that Tollgrade shareholders should NOT vote for Scott C. Chandler, Ramius’ proposed nominee for election to the Tollgrade Board of Directors, at Tollgrade’s Annual Meeting of Shareholders to be held on August 5, 2009.
     As Tollgrade has previously noted, it has serious concerns about Mr. Chandler’s past experience in serving in senior leadership positions at a public telecom company, Rhythms NetConnections, Inc., which eventually went bankrupt and is now defunct, and questions Ramius’ wisdom in proposing Mr. Chandler as a nominee given his role in the demise of Rhythms, a business failure that ultimately attracted substantial attention. While the Tollgrade Board is a strong proponent of adding independent directors with telecom industry backgrounds, it does not believe that Mr. Chandler’s experience as a senior executive at Rhythms is the type of telecom industry experience needed on the Tollgrade Board. As Tollgrade has previously announced, it has recently appointed distinguished telecom industry veterans, Charles E. Hoffman and Edward H. Kennedy, both of whom have close to three decades of experience in the telecom industry, as the newest independent members of the Tollgrade Board. With the additions of Messrs. Hoffman and Kennedy, one-third of the members of the Tollgrade Board have extensive telecom industry backgrounds with leading telecom companies.
YOUR VOTE IS IMPORTANT—VOTE THE WHITE PROXY CARD TODAY
     Please vote your shares on the WHITE proxy card today. Your vote is important, no matter how many or how few shares you own. To vote your shares, please vote by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. On behalf of your Board of Directors, we thank you for your continued support of Tollgrade.
Sincerely,

Joseph A. Ferrara
Chairman of the Board of Directors, President and
Chief Executive Officer

NEWS RELEASE
Contact: Bob Butter, Communications / Office: 412-820-1347/ bbutter@tollgrade.com
ALL THREE LEADING PROXY ADVISORY FIRMS NOW RECOMMEND
AGAINST RAMIUS NOMINEE SCOTT CHANDLER
RISKMETRICS JOINS GLASS LEWIS AND PROXY GOVERNANCE IN
RECOMMENDING THAT TOLLGRADE SHAREHOLDERS
NOT SUPPORT THE ELECTION OF SCOTT CHANDLER
PITTSBURGH, July 27, 2009 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today announced that RiskMetrics Group—ISS Governance Services, a proxy voting advisory and risk management consulting firm to the global financial community, has issued a recommendation to its clients that shareholders withhold their votes for Scott C. Chandler who was nominated by Ramius LLC for election to Tollgrade’s Board of Directors at the Company’s Annual Meeting of Shareholders to be held on August 5, 2009. In addition, last week, PROXY Governance, Inc. and Glass Lewis & Co. also recommended that shareholders not support the election of dissident candidate, Scott C. Chandler, meaning that all three of the leading proxy advisory firms have now advised Tollgrade’s shareholders not to support the election of Mr. Chandler. The governance firms’ clients include institutional investors, mutual funds, pension funds and other fiduciaries. Tollgrade urges all shareholders to vote for their Board’s highly qualified and very experienced nominees on the WHITE proxy card TODAY—by telephone, Internet, or by signing, dating and returning the WHITE proxy card.
In its report, Glass Lewis questioned the need for additional new directors on the Tollgrade Board. “. . . [W]e do not believe that the dissident has successfully shown that the Board requires new outside representation at this time,” Glass Lewis said in its report. Glass Lewis also took note of the Tollgrade Board’s appointment of distinguished telecom industry veterans Charles E. Hoffman and Edward H. Kennedy to serve as its newest independent directors. “. . . [t]he Board will likely benefit from the participation of the Company’s nominees given their industry experience,” Glass Lewis said in its report.
In its report, PROXY Governance also noted how Tollgrade is likely to benefit from the Tollgrade Board’s appointment of distinguished telecom industry veterans Charles E. Hoffman and Edward H. Kennedy. “[W]e agree with the company that the newest directors, Kennedy and Hoffman, should bring important perspective to the board because of their industry experience,” said PROXY Governance in its report.
Tollgrade continues to believe that Mr. Chandler does not have the appropriate qualifications for serving as a director of Tollgrade and that his election would jeopardize the substantial progress that Tollgrade has been making toward transforming the Company to position it for long-term growth, future profitability, market leadership and increasing returns for investors.
As Tollgrade has previously noted, it has serious concerns about Mr. Chandler’s past experience in serving in senior leadership positions in a public telecom company, Rhythms NetConnections, Inc., which is now defunct, and questions Ramius’ wisdom in proposing Mr. Chandler as a nominee given his role in the demise of Rhythms, a business failure that ultimately attracted substantial attention. Mr. Chandler was a member of the senior executive team of Rhythms, first as Chief Financial Officer and then later as the Senior Vice President for Global Business Development, during a period in which Rhythms reached an “internet bubble” valuation of $9 billion, the company was forced to file for bankruptcy that it would never emerge from and then, as part of its liquidation, sold some of its assets to Worldcom, Inc. for only $40 million. Shareholders ultimately received NOTHING for their shares following Rhythms’ collapse while, prior to the collapse of Rhythms, Mr. Chandler sold shares in Rhythms for close to $2 million in proceeds.
While the Tollgrade Board is a strong proponent of adding independent directors with telecom industry backgrounds, it does not believe that Mr. Chandler’s experience at Rhythms is the type of telecom industry experience needed on the Tollgrade Board. As Tollgrade has previously announced, it has recently appointed distinguished telecom industry veterans, Charles E. Hoffman and Edward H. Kennedy, both of whom have close to three decades of experience in the telecom industry, as the newest independent members of the Tollgrade Board. With the additions of Messrs. Hoffman and Kennedy, one-third of the members of the Tollgrade Board have extensive telecom industry backgrounds with leading telecom companies (e.g., Ericsson, Inc., Marconi Corporation plc, Tellabs, Ocular Networks, Alcatel, Newbridge Networks Corporation, Covad Communications Group, Inc., Rogers Wireless, Inc., Sprint PCS, AT&T and SBC ).
The actions taken by the Tollgrade Board over the past year to enhance its telecom industry expertise by adding Messrs. Kennedy and Hoffman to the Board underscore another milestone achieved in the execution of a comprehensive strategic plan to transform Tollgrade and position it for sustainable growth. In 2008, the Board retained the investment banking firm of Needham & Company to help evaluate a range of strategic alternatives to enhance shareholder value. From this process, the Board developed a comprehensive strategic plan to refocus Tollgrade’s business by emphasizing its service assurance offerings to the telecom market and has already executed on a number of fronts to enhance shareholder value, including selling off non-core assets such as Tollgrade’s cable product line in May 2009 as it did not support the refocused growth strategy. Other results from refocusing efforts to date include: bolstering cash reserves, streamlining operations and reducing corporate overhead, winning a new major multiyear managed services contract, and making key management changes to strengthen the leadership and functional expertise needed to execute Tollgrade’s growth strategy.
“We continue to believe that Ramius has neither demonstrated that their opposition slate is better qualified to oversee Tollgrade nor detailed a new or compelling different strategy for the Company,” said Joseph A. Ferrara, Chairman of the Board, President and Chief Executive Officer. “Accordingly, we believe our shareholders would be better served by re-electing the slate of directors recommended by the Tollgrade Board and urge all of our shareholders to vote their WHITE proxy card today.”
Shareholders that need assistance in voting their shares or have any questions are urged to call the company’s proxy solicitor, The Altman Group, Inc., Toll-Free at (866) 340-6685 or (201) 806-7300.
Important Information
In connection with the solicitation of proxies, Tollgrade Communications, Inc. has filed with the SEC and mailed to shareholders on or about June 22, 2009 a definitive proxy statement in connection with its 2009 Annual Meeting of Shareholders. A supplement to this proxy statement was filed with the SEC and mailed to shareholders on or about July 7, 2009 and it amends, supplements and, to the extent inconsistent, supersedes the corresponding information previously sent to the shareholders of Tollgrade. Tollgrade, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the 2009 Annual Meeting of Shareholders. Information regarding the interests of such participants is included in the definitive proxy statement, the supplement thereto and other relevant documents filed and to be filed by Tollgrade with the SEC in connection with the proxy solicitation. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TOLLGRADE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the definitive proxy statement, the supplement thereto and any other documents filed by Tollgrade with the SEC in connection with the proxy solicitation at the SEC’s website at http://www.sec.gov and Tollgrade’s website at http://www.tollgrade.com.
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and next generation network assurance technologies. Tollgrade’s customers range from the top telecom providers, to numerous independent telecom and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of telecom companies, as well as for power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com.
Forward-Looking Statements
The foregoing release contains “forward-looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions readers that such “forward-looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward-looking statements. The Company disclaims any current intention to update its “forward-looking statements,” and the estimates and assumptions within them, at any time or for any reason. Any number of factors that could cause actual events or results to differ materially from those contained in the “forward-looking statements” is included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2008 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.
If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

1200 Wall Street West
Lyndhurst, NJ 07071
Shareholders Call Toll-Free: (866) 340-6685
Banks and Brokerage Firms Call Collect: (201) 806-7300

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